SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                         Michigan Financial Corporation
                         ------------------------------
                                (Name of Issuer)

                                     Common
                         ------------------------------
                         (Title of Class of Securities)

                                   594480105
                         ------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

CUSIP No.                           13G              Page 2 of 4 Pages



1.        NAME OF REPORTING PERSON
          SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

          38-2011528
          --------------------------



2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                        (a) [  ]
                                                        (b) [  ]

3.        SEC USE ONLY



4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Marquette, Michigan
          --------------------------



NUMBER            5.       SOLE VOTING POWER            2,426,112.797
OF SHARES
BENEFICIALLY      6.       SHARED VOTING POWER          1,046
OWNED BY EACH
REPORTING         7.       SOLE DISPOSITIVE POWER       857,235.516
PERSON WITH
                  8.       SHARED DISPOSITIVE POWER     44,115

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,485,085.797
          --------------------------


10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [  ]



11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          40.257
          --------------------------


12.       TYPE OF REPORTING PERSON*

          BK
          --------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a) Name of Issuer      Michigan Financial Corporation
                              ------------------------------




Item 1(b) Address of Issuer's Principal Executive Offices:

          101 W. Washington St.
          --------------------------

          Marquette, MI 49855
          --------------------------



Item 2(a) Name of Person Filing:

          MFC First National Bank
          --------------------------



Item 2(b) Address of Principal Business Office or, if none, residence:

          101 W. Washington St.
          --------------------------

          Marquette, MI 49855
          --------------------------


Item 2(c) Citizenship

          --------------------------



Item 2(d) Title of Class of Securities

          Common
          --------------------------



Item 2(e) CUSIP No.

          594480105
          --------------------------



Item 3 Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

          --------------------------



Item 4(a)         Amount Beneficially Owned:

         2,485,085.797
         --------------------------



Item 4(b)         Percent of Class:

         40.257
         --------------------------



Item 4(c)         Number of Shares as to Which Such Person has:

                  (i)      sole power to vote or direct the vote

                   2,426,112.797
                   --------------------------

                  (ii)     shared power to vote or to direct the vote

                   1,046
                   --------------------------

                  (iii) sole power to dispose or to direct the disposition of

                   857,235.516
                   --------------------------

                  (iv) shared power to dispose or to direct the disposition of

                   44,115
                   --------------------------

Item 5            Ownership of Five Percent or Less of a Class:

                   --------------------------




                                Page 3 of 4 Pages

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  --------------------------


Item 7            Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on by the Parent Holding Company:

                  --------------------------


Item 8            Identification and Classification of Members of the Group:

                  --------------------------


Item 9            Notice of Dissolution of Group:

                  --------------------------


Item 10           Certification:

                  --------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 7, 1999


                                      /s/ Ronald P. Maki
                                          -----------------------------------
                                          Ronald P. Maki
                                          Senior Vice President & Trust Officer


                                Page 4 of 4 Pages